Exhibit 99.2

Scripps board extends employment agreement for CEO Adam Symson

Feb. 25, 2026

CINCINNATI — The board of directors of The E.W. Scripps Company (NASDAQ: SSP) has approved a new contract for Scripps President and CEO Adam P. Symson that runs through Dec. 31, 2029.

The new agreement replaces a five-year contract that began Aug. 2, 2022, and was set to expire at the end of 2027.

Symson has served as Scripps’ president and CEO since August 2017, building enterprise value through key acquisitions and divestitures as well as organic growth. Symson foresaw the decline of the cable regional sports networks and launched Scripps Sports in December 2022 to help local sports teams reach their fans using the company’s many distribution platforms, and today revenue from that effort is helping drive Scripps’ core advertising market overperformance. He also saw the opportunity to acquire the ION Network, completed in 2021 and combined with the former Katz Networks to create a wholly new, high-margin operating division, Scripps Networks. Within a year, the company was able to begin gaining carriage of those networks on key streaming services, and today its ubiquitous connected TV reach garners well over $100 million a year with double-digit annual growth. Symson also engineered the partnership with the WNBA in 2023 and later the National Women’s Soccer League to create fan-friendly “franchise nights” on ION, growing the network’s women’s sports programming even more in 2025.

On Feb. 11, the company announced a transformation plan under Symson’s leadership that will grow annualized enterprise EBITDA by $125-$150 million by 2028 through growth initiatives, technology including AI and automation and operating efficiencies. In that announcement, Symson said the transformation plan was a proactive move to best position the company to compete in the changing media industry.

“Adam has led this company through a challenging broadcast industry landscape by repeatedly identifying new opportunities to position it for success,” said Scripps Board Chair Kim Williams. “He has a bold vision for the role the company can play in our democracy by connecting its communities and audiences through their common interests and passions while at the same time creating business value.

“He is widely respected in the industry for his advocacy of the First Amendment, and he fosters a mission-based and performance-focused culture. In extending his contract, the board wanted to ensure Adam would remain at the helm to steer the company through the completion of its EBITDA improvement plan and the transformation and growth initiatives that will propel it into the next era of its long and venerable history.”

Williams said the board and company’s strategies for executive pay place a strong emphasis on variable compensation in order to align management’s interest with those of its shareholders.

Symson joined Scripps as an investigative producer at KNXV-Phoenix in 2002. He also has served as chief operating officer; chief digital officer; head of operations, content and revenue for the TV division’s interactive businesses; and director of content and marketing for the Scripps interactive media division (which was spun off into Scripps Networks Interactive in 2008).

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”
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